UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 4, 2013

TRUEBLUE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Washington
(State or Other Jurisdiction
of Incorporation)

001-14543	91-1287341
(Commission File Number)	(IRS Employer Identification No.)

1015 A Street, Tacoma, Washington	98402
(Address of Principal Executive Offices)	(Zip Code)
(253) 383-9101
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.
On February 4, 2013, TrueBlue, Inc. (the “Company”) and a wholly-owned subsidiary of the Company (the “Purchaser” and, together with the Company, the “Purchasing Parties”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with MDT Personnel, LLC, a Pennsylvania limited liability company (the “Seller Parent”), certain of the Seller Parent's subsidiaries (together with the Seller Parent, the “Sellers”), and Michael D. Traina (together with the Sellers, the “Selling Parties”). MDT Personnel is a temporary staffing provider with 105 locations in 25 states.
Pursuant to the Purchase Agreement, as of February 4, 2013 (the “Closing Date”), the Purchasing Parties acquired all of the business, assets, properties, contractual rights and other assets of the Sellers (other than certain excluded assets) in exchange for consideration of (a) a cash amount of $12 million, (b) the assumption of certain liabilities, and (c) the assumption of $36 million of debt relating primarily to the issuance of a promissory note in the amount of $34 million pursuant to the Term Loan Agreement described below.
At the closing, as part of the consideration for the assets, on February 4, 2013 the Company entered into a Term Loan Agreement with Synovus Bank (the “Term Loan Agreement”) pursuant to which it delivered a promissory note in the principal amount of $34 million (the “Loan”). The Loan, which discharged and replaced certain liabilities of the Sellers to Synovus Bank, has a five year maturity, followed by five consecutive one-year extensions at the Company's discretion.
Interest accrues under the Loan at the London Interbank Offered Rate plus 1.50%.
The obligations of the Company under the Term Loan Agreement may be accelerated upon the occurrence of an event of default under the Term Loan Agreement, which includes customary events of default, including payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, cross-defaults related to indebtedness under the Company's other credit facility, bankruptcy and insolvency related defaults, and defaults with respect to the termination or limitation of guarantees of the Loan by the Company's subsidiaries. The Term Loan Agreement contains negative covenants applicable to the Borrower and its subsidiaries, including restrictions on liens, indebtedness, fundamental changes to the Borrower's business, certain dispositions of property, any change of control of the Company, or the imposition of restrictions on payments under the Term Loan Agreement.
The Purchase Agreement further provides for payment by the Purchasing Parties of an additional $7 million for excess working capital, subject to a post-closing adjustment, and also contains customary terms and conditions contained in agreements of this type, including representations and warranties by both parties; non-compete and non-solicitation covenants against the Sellers; customary and reciprocal indemnification provisions; and a guarantee by the Company of the Purchaser's obligations under the Purchase Agreement. The Purchase Agreement also provides that Sellers will remain liable for any obligations and liabilities arising out of the Sellers' business on or before the Closing Date, other than certain expressly assumed liabilities.
The foregoing summary is qualified in its entirety by reference to the text of the Purchase Agreement and the Term Loan Agreement, copies of which will be filed as exhibits to the Company's Annual Report on Form 10-K as required.

Item 2.01.	Completion of Acquisition of Disposition of Assets
To the extent required by Item 2.01 of Form 8-K, the information contained or incorporated in Item 1.01 of this Form 8-K is incorporated by reference in this Item 2.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
To the extent required by Item 2.03 of Form 8-K, the information contained or incorporated in Item 1.01 of this Form 8-K with respect to the Loan is incorporated by reference in this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of the Company dated February 6, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUEBLUE, INC.
(Registrant)

Date: February 6, 2013	By:	/S/ DERREK L. GAFFORD
Derrek L. Gafford
Chief Financial Officer and Executive Vice President